Exhibit 1

New Version of the Articles of

SAP AG

Registered and domiciled in Walldorf, Germany

Version:

New version based on the resolution of the Supervisory Board dated November 20, 2012 authorized by a resolution of the General Meeting of Shareholders

ARTICLES OF INCORPORATION

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I. General Provisions

Section 1

Corporate Name, Registered Office and Domicile, and Period of Incorporation

1.	The name of the Company is:

SAP AG.

2.	The Company’s registered office and domicile is in Walldorf, Germany.

3.	The Company is incorporated for an indefinite period of time.

Section 2

Corporate Purpose

1.	The corporate purpose of the Company is direct or indirect activity in the area of development, production, and marketing of products and the provision of services in the field of information technology, and particular in the following fields:

•	Developing and marketing integrated product and service solutions for e-commerce

•	Developing software for information technology and the licensing of its use to others

•	Organization and deployment consulting, as well as user training, for e-commerce and other software solutions

•	Selling, leasing, renting, and arranging the procurement and provision of all other forms of use of information technology systems and relevant accessories

•	Making capital investments in enterprises active in the field of information technology to promote the opening and advancement of international markets in the field of information technology.

2.

The Company is authorized to act in all the business areas listed in paragraph 1 and to delegate such activities to affiliated enterprises within the meaning of the German Stock Corporation Act, sections 15ff; in particular the Company is authorized to delegate its business in whole or in parts to such enterprises. The Company is authorized to establish branch offices in Germany and other countries to found, acquire, and invest in other companies of the same or related kind and to enter into collaboration and joint venture agreements. The Company is further authorized to invest in enterprises of all kinds principally for the purpose of placing financial resources. The Company is

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authorized to dispose of investments, to consolidate the management of enterprises in which it participates, to enter into affiliation agreements with such enterprises, or to do no more than manage its shareholding.

3.	The Company is authorized to take all actions and measures that are consistent with the corporate purpose or that directly or indirectly further the corporate purpose.

Section 3

Official Notices and the Transfer of Information

1.	Unless otherwise provided by law, the Company’s official notices shall be made by publication in the electronic German Federal Gazette (elektronischer Bundesanzeiger) exclusively. To the extent that declarations or information are required by law to be made accessible to the shareholders without a specific form being determined for such purpose, publication on the Company’s Internet site shall be sufficient.

2.	Information may also be transmitted to the Company’s shareholders by means of telecommunication, insofar as this is legally permissible.

II. Capital Stock and Shares

Section 4

Capital Stock

1.	The Company has capital of €1,228,504,232 and is divided into 1,228,504,232 no-par value ordinary shares.

2.	The shares are individual shares. They are in bearer form.

3.	Subject to the consent of the Supervisory Board, the Executive Board shall determine the form of the share certificates, dividend coupons, and renewal coupons, as well as bonds and interest coupons. The Company may combine single shares into share certificates representing a majority of shares (multiple-share certificates). Shareholders are not entitled to share certificates.

4.	When new shares are issued, the commencement of dividend entitlement in respect of these new shares may be determined in derogation of the German Stock Corporation Act, section 60 (2).

5.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock, on one or more occasions on or before June 7, 2015, by an aggregate amount of up to €250 million in return for contributions in cash by issuing new no-par value bearer shares (Authorized Capital I). The new shares are to be offered to the shareholders for subscription, with an indirect subscription right within the meaning of Section 186 (5) sentence 1 AktG being sufficient in this context. The Executive Board is authorized, however, subject to the consent of the Supervisory Board, to exclude fractional shares from the shareholders’ subscription rights. The Executive Board is further authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of capital increases from Authorized Capital I. The Supervisory Board is authorized to amend the wording of the Articles of Incorporation after the full or partial implementation of the capital stock increase from Authorized Capital I or after the expiration of the authorization period to reflect the volume of the capital increase from Authorized Capital I.

6.

The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock on one or more occasions on or before June 7, 2015 by an aggregate amount of up to €250 million in return for contributions in cash or kind by issuing new no-par value bearer shares (Authorized Capital II). The Executive Board is authorized, subject to the consent of

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the Supervisory Board, to exclude the shareholders’ statutory subscription rights in the following circumstances:

•	in respect of fractional shares

•

where the capital is increased against contributions in cash and the total pro rata amount of capital stock represented by the new shares in respect of which the shareholders’ subscription rights are excluded does not exceed 10% of the Company’s capital stock existing on June 8, 2010 or at the time the authorization is entered in the commercial register or at the time the new shares are issued and the issue price of the new shares is not substantially (within the meaning of Section 203 (1) and (2) and Section 186 (3) sentence 4 AktG) below the trading price of listed shares of the same class carrying the same rights at the time the Executive Board finally determines the issue price; for the purpose of calculating the 10% threshold, the pro rata amount of capital stock represented by any new or repurchased shares that were issued or sold after June 8, 2010 subject to the simplified exclusion of shareholders’ subscription rights pursuant to or in accordance with Section 186 (3) sentence 4 AktG and the pro rata amount of capital stock to which any conversion or option rights or obligations relate under bonds that were issued on or after June 8, 2010 by applying Section 186 (3) sentence 4 AktG mutatis mutandis must be deducted;

•

where the capital is increased against contributions in kind for the purpose of granting shares in connection with mergers with other enterprises or acquisitions of enterprises or parts thereof or interests therein.

The Executive Board is authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of capital increases from Authorized Capital II. The Supervisory Board is authorized to amend the wording of the Articles of Incorporation after the full or partial implementation of the capital stock increase from Authorized Capital II or after the expiration of the authorization period to reflect the volume of the capital increase from Authorized Capital II.

7.	The capital stock shall be subject to a further contingent increase by up to €100 million by issuing up to 100 million no-par value ordinary voting bearer shares (Contingent Capital IV). The contingent capital increase shall be implemented only to the extent that the holders or creditors of convertible bonds or warrants under the warrant-linked bonds issued or guaranteed by SAP AG or any of its direct or indirect majority holdings on or before May 24, 2016 by virtue of the authorization resolved by the General Meeting of Shareholders of May 25, 2011 exercise their conversion or option rights and no other methods for servicing these rights are used. The new shares shall in each case be issued at the conversion or option price to be determined in accordance with the above authorization resolution. The new shares shall participate in the profits as from the beginning of the fiscal year in which they are created as a result of the exercise of conversion or option rights. The Executive Board shall be authorized to determine the further details of the implementation of the contingent capital increase.

8.

The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock on one or more occasions on or before June 7, 2015 by an aggregate amount of up to €29,609,256 in return for contributions in cash or kind by issuing new no-par value bearer shares (Authorized Capital III). The shareholders’ subscription rights are excluded. The new shares may be used exclusively to grant shares to employees of SAP AG and its downstream affiliates (employee shares). In this context, the new shares may also be issued to a bank or other entity meeting the requirements of Section 186 (5) sentence 1 AktG which subscribes the shares subject to an undertaking to use them exclusively for the purpose of granting employee shares. Insofar as this is permitted by law, shares may be issued to employees in such a manner that the contribution to be paid on such shares is covered by a part of the profit for the year which the Executive Board and the Supervisory Board may allocate to other revenue reserves under Section 58 (2) AktG. The employee shares may also be procured by a bank or other entity meeting the requirements of Section 186 (5) sentence 1 AktG by way of securities loans, with the new shares being used to redeem such securities loans. The Executive Board is authorized,

Articles of SAP AG

subject to the consent of the Supervisory Board, to determine the further details of the implementation of capital increases from Authorized Capital III. The Supervisory Board is authorized to amend the wording of the Articles of Incorporation after the full or partial implementation of the capital stock increase from Authorized Capital III or after the expiration of the authorization period to reflect the volume of the capital increase from Authorized Capital III.

III. Constitution and Management of the Company

Section 5

Governing Bodies

The Company’s governing bodies are:

a)	The Executive Board

b)	The Supervisory Board

c)	The General Meeting of Shareholders

The Executive Board

Section 6

Composition of the Executive Board

1.	The Executive Board shall consist of at least two persons. The appointment of deputy members of the Executive Board is admissible. The latter have the same rights as the full members of the Executive Board regarding the external representation of the Company.

2.	The determination of the number and the appointment of the full members and the deputy members of the Executive Board, the conclusion of their employment contracts, and the revocation of their appointments are the responsibility of the Supervisory Board, as are the appointment of a member of the Executive Board as chairperson of the Executive Board and the appointment of one or more member/s of the Executive Board as deputy chairperson/s of the Executive Board.

Section 7

Rules of Procedure and Resolutions of the Executive Board

1.	The Executive Board shall unanimously adopt its own rules of procedure.

2.	Resolutions of the Executive Board shall be adopted by a simple majority vote. Should a vote be tied, the chairperson of the Executive Board, or – if the chairperson is unable to vote – the deputy chairperson of the Executive Board shall have the casting vote.

Section 8

Legal Representation of the Company

The Company shall be legally represented

a)	By two members of the Executive Board

b)	By one member of the Executive Board acting jointly with one registered authorized officer of the Company (a procurist in the meaning of the German Commercial Code, sections 48-53)

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Section 9

Limitation of the Executive Board’s Authority

The Executive Board owes a duty to the Company to adhere to the limitations imposed by the Articles of Incorporation or the Supervisory Board regarding the scope of its management authority or which result from a resolution adopted by the General Meeting of Shareholders pursuant to the German Stock Corporation Act, section 119.

The Supervisory Board

Section 10

Composition, Term of Office

1.	The Supervisory Board shall be composed of 16 members. The shareholders shall elect eight members, and the employees shall elect eight members in accordance with the provisions of the German Codetermination Act of 1976.

2.	Unless the General Meeting of Shareholders specifies a shorter term of office when electing individual members of the Supervisory Board or the entire Supervisory Board, the members of the Supervisory Board shall be appointed for a period ending with the General Meeting of Shareholders at which the acts of the Supervisory Board were formally approved for the fourth fiscal year following commencement of the term of office, not counting the fiscal year in which their term of office commences.

3.	Substitutes for shareholders’ representatives on the Supervisory Board may be elected to replace members who resign prior to the expiry of their term; the order of their succession shall be stipulated at the time of their election.

4.	In the event that a shareholders’ representative is elected to replace a member of the Supervisory Board who resigns, the successor shall be appointed for the remaining term of office of the resigning member. In the event that a substitute member succeeds the resigning member, his or her term of office shall expire either as of the conclusion of the next General Meeting of Shareholders at which new members of the Supervisory Board are elected or at the latest upon expiry of the term of office of the resigning member of the Supervisory Board. In the event that the General Meeting of Shareholders elects a new representative to replace a member who has already been succeeded by a substitute member, the successor reverts to his or her position as substitute member.

5.	The members and substitute members of the Supervisory Board may resign from office by submitting a written statement addressed to the chairperson of the Supervisory Board or to the Executive Board observing a period of notice of four weeks.

Section 11

Duties and Responsibilities of the Supervisory Board

1.	The Supervisory Board shall have all of the duties and rights that are conferred upon it by law, the Articles of Incorporation, or otherwise. Both the Executive and Supervisory Boards shall be entitled to call a General Meeting of Shareholders.

2.	The Supervisory Board shall be authorized to amend the Articles of Incorporation where such amendments only concern the wording.

3.	The Supervisory Board shall be entitled at any time to supervise all management activities of the Executive Board and to this end to inspect and examine all books and records as well as the assets of the Company.

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4.	The Executive Board shall report to the Supervisory Board continuously to the extent stipulated by law.

5.	The Supervisory Board may set up committees from among its number and, to the extent permitted by law, may delegate decision-making powers to them.

Section 12

Declarations of Intent of the Supervisory Board

1.	Declarations of intent of the Supervisory Board and its committees shall be given on behalf of the Supervisory Board by the chairperson or – should he or she be unable to do so – by the deputy chairperson.

2.	The chairperson of the Supervisory Board or his or her deputy shall be the permanent representative of the Supervisory Board vis-à-vis third parties, especially vis-à-vis courts and authorities as well as the Executive Board.

Section 13

Chairperson and Deputy Chairperson

1.	Following a General Meeting of Shareholders at which all members of the Supervisory Board to be elected by the General Meeting of Shareholders have been newly appointed, a meeting of the Supervisory Board shall take place, which shall be held without special invitation. At this meeting the Supervisory Board shall elect a chairperson and a deputy chairperson from among its number for the term of its office.

2.	If a chairperson or a deputy chairperson of the Supervisory Board is not elected with the required majority, there shall be a second ballot to elect the chairperson and the deputy chairperson of the Supervisory Board. In this ballot the members representing the shareholders shall elect the chairperson and the members representing the employees shall elect the deputy chairperson; in both cases a simple majority of the votes cast is required.

3.	Following the election of the chairperson and the deputy chairperson of the Supervisory Board, the Supervisory Board shall form a committee in order to exercise the duties stipulated in the German Codetermination Act, section 31 (3) sentence 1. This committee shall consist of the chairperson and the deputy chairperson of the Supervisory Board as well as two other members of the Supervisory Board, one to be elected by the employees’ representatives and the other by the shareholders’ representatives on the Supervisory Board. Both members shall be elected by a simple majority vote.

4.	If the chairperson is unable to discharge the duties of his or her office, the deputy chairperson shall do so in his or her place. This provision shall not affect section 20 (1).

5.	If the chairperson or deputy chairperson leaves the Supervisory Board before the end of his or her term of office, an election shall be held without delay to replace him or her. The same shall apply if any other member of the committee referred to in paragraph 3 leaves before the end of his or her term of office.

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Section 14

Invitations to Meetings and Resolutions

1.	The Supervisory Board shall adopt its own rules of procedure by a simple majority vote. The following provisions apply to invitations to meetings, quorums, and resolutions. Supplementary provisions may be stipulated in the rules of procedure.

2.	The chairperson shall call the Supervisory Board meetings by written, e-mail, facsimile, or computer facsimile message allowing a notice period of 14 days before the day of the meeting. The day on which the message calling the meeting is sent and the day of the meeting do not count toward the notice period. In urgent cases, the chairperson may shorten the notice period and also call the meeting by word of mouth or by telephone, telex, telegram, or any other appropriate means of electronic transmission.

3.	In the regular case, the meetings of the Supervisory Board and its committees shall be by way of members’ attendance in person. The Supervisory Board may provide in its rules of procedure that the meetings of the Supervisory Board and its committees may also be held by video conference or that individual members of the Supervisory Board may attend the meeting by way of video transmission, subject to the proviso that in such cases, resolutions may also be adopted by video conference or by way of video transmission, respectively.

4.	The Supervisory Board may provide in its rules of procedure for the permissibility of the adoption of resolutions of the Supervisory Board and its committees outside meetings in correspondence, by telephone or in any other similar manner suitable for the adoption of resolutions, in particular by videoconference. Any resolutions adopted by telephone or by any other non-written transmission procedures shall be subsequently confirmed in writing.

5.	The Executive Board may attend the meetings of the Supervisory Board in an advisory capacity.

6.	The quorum for a meeting of the Supervisory Board shall be eight members. Unless otherwise required by law or these Articles of Incorporation, the resolutions of the Supervisory Board shall be adopted by a simple majority of the votes cast. In the event that a vote in the Supervisory Board is tied, and if one further vote on the same motion is also tied, the chairperson shall have the casting vote. Such casting vote may be cast in the manner specified in paragraphs 3 and 4 above. The deputy chairperson shall not have a casting vote.

Section 15

Duty of Secrecy

1.	The members of the Supervisory Board shall maintain secrecy in respect of any confidential information and secrets of the Company, notably business and trade secrets, that become known to them because of their membership of the Supervisory Board. Persons attending meetings of the Supervisory Board who are not members of the Supervisory Board shall be expressly enjoined to secrecy.

2.	In the event that a member of the Supervisory Board intends to pass information on to a third party, he or she shall notify the Supervisory Board and the Executive Board of that intention in advance, naming the persons he or she wishes to inform. The Supervisory Board and the Executive Board must be given the opportunity to decide prior to the disclosure of information whether they consider such disclosure to violate paragraph 1 or not. The decision shall be delivered by the chairperson of the Supervisory Board and the chairperson of the Executive Board.

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3.	The members of the Supervisory Board shall continue to maintain secrecy as set forth in the foregoing paragraphs after they leave the Supervisory Board.

Section 16

Remuneration

1.	Each member of the Supervisory Board shall, in addition to the reimbursement of his or her expenditure, receive a remuneration composed of fixed elements and a variable element.

2.	The fixed annual remuneration shall be €100,000 for the chairperson, €70,000 for the deputy chairperson, and €50,000 for the other members of the Supervisory Board. For membership of the audit committee, Supervisory Board members shall in addition receive an annual fixed remuneration of €15,000, and for membership of another Supervisory Board committee €10,000, provided that the relevant committee has met in the relevant fiscal year; the chairperson of the audit committee shall receive €25,000, and the chairpersons of the other committees shall receive €20,000. The fixed remuneration shall be payable after the end of the fiscal year.

3.	The variable remuneration for each fiscal year shall be €10,000 for the chairperson, €8,000 for the deputy chairperson, and €6,000 for the other members of the Supervisory Board for each €0.01 by which the dividend distributed per share exceeds €0.40. The variable remuneration shall be payable after the end of the General Meeting of Shareholders that resolves on the dividend for the relevant fiscal year.

4.	The total remuneration (not including the remuneration for committee membership) shall not, however, exceed €250,000 for the chairperson, €200,000 for the deputy chairperson, and €150,000 for the other members of the Supervisory Board.

5.	Any members of the Supervisory Board having served for less than the entire fiscal year shall receive one twelfth of their respective remuneration for each month of service commenced. The same shall apply with respect to the increased remuneration of the chairperson and the deputy chairperson pursuant to Section 16 (2) sentence 1 of the Articles of Association and the remuneration for the chairperson and the members of a committee pursuant to Section 16 (2) sentence 2 of the Articles of Association.

6.	Any value-added tax or sales tax invoiced by a member of the Supervisory Board or shown in a credit memo against the invoice shall additionally be paid in the applicable statutory amount.

The General Meeting of Shareholders

Section 17

Calling the General Meeting of Shareholders

1.	The General Meeting of Shareholders shall be held in the domicile of the Company, at a location within a radius of 50 km from the domicile of the company, or in a city in the Federal Republic of Germany where a stock exchange is located. In the event that it is difficult to hold the General Meeting of Shareholders at these venues, the Executive Board or the Supervisory Board may call the meeting at a different venue. The invitation shall state the venue of the General Meeting of Shareholders.

2.	The Executive Board or the Supervisory Board shall call the General Meeting of Shareholders.

3.

The General Meeting of Shareholders shall be called by publication of a single announcement in the electronic German Federal Gazette (elektronischer Bundesanzeiger), giving the information required by law, with a notice period of at least thirty days prior to the date of the General Meeting of Shareholders, which notice period is to be extended by the number of days of the application period pursuant to Section 18 (2) of the Articles of Incorporation; the day on which the General

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Meeting of Shareholders is held and the day on which it is called shall not be included in the calculation of the relevant period.

Section 18

Right to Attend the General Meeting of Shareholders

1.	Shareholders are entitled to attend the General Meeting of Shareholders and to exercise their voting rights only if they have submitted an application prior to the General Meeting of Shareholders and furnished proof to the Company of their shareholding.

2.	Application shall be made in text form in German or English and must be received by the Company at the address stated for such purpose in the calling notice no later than six days prior to the date of the General Meeting of Shareholders; the day on which the General Meeting of Shareholders is held and the day on which it is called shall not be included in the calculation of the relevant period. The calling notice may provide for a shorter period of time, which is to be specified as a number of days.

3.

Proof of shareholding shall be furnished by way of proof issued by a depositary institution in text form in German or English. The proof issued by the depositary institution shall relate to the beginning of the 21st day prior to the General Meeting of Shareholders. Paragraph 2 shall apply to the furnishing of proof mutatis mutandis.

4.	The applicability of any other application or proof procedure available under mandatory law shall remain unaffected.

5.	The Executive Board is authorized to provide that shareholders may participate in the General Meeting of Shareholders without being physically present at the place where the General Meeting of Shareholders is held or being represented by a proxy and exercise all or certain of their rights in full or in part through electronic communication.

6.	The Executive Board is authorized to provide that shareholders may vote in writing or through electronic communication (postal voting) without having to attend the General Meeting of Shareholders.

Section 19

Voting Rights

1.	Each share carries one vote.

2.	Voting rights may be exercised by proxy. The proxy authorization must be granted or revoked, and proof of the proxy authorization must be provided to the Company, in the form prescribed by law. The calling notice may specify less strict requirements in this context. Such less strict requirements may be limited to the granting of proxy authorization to the proxies designated by the Company.

3.	If no share certificates have been issued, the invitation to the General Meeting of Shareholders shall stipulate the provisions that have to be fulfilled by the shareholders in order to prove their voting rights.

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Section 20

Leadership of the General Meeting of Shareholders

Participation of Executive Board Members and Supervisory Board Members,

Video Transmission

1.	The chairperson of the Supervisory Board shall preside over the General Meeting of Shareholders. If he or she is unable to do so, he or she shall determine another member of the Supervisory Board to discharge this duty. If the chairperson is prevented from presiding over the meeting and has not determined another member to take his or her place, a member of the Supervisory Board elected by the shareholders’ representatives on the Supervisory Board shall preside over the General Meeting of Shareholders.

2.	The chairperson shall chair the proceedings and shall determine both the order of the agenda and the order and form of voting. The chairperson may also impose a reasonable time limit on the shareholders’ right to ask questions and to speak; the chairperson may in particular reasonably determine a timeframe for the meeting, the discussions regarding the individual items on the agenda as well as for the individual questions and speaking contributions. The result of a vote may be determined by subtracting the affirmative votes or the negative votes and the abstentions from the total number of votes to which the voters are entitled.

3.	The members of the Executive Board and Supervisory Board should take part in the General Meeting of Shareholders in person. If any member of the Supervisory Board is unable to attend the General Meeting of Shareholders in person because he or she has good reason to be abroad, it is possible for him or her to take part via video transmission.

4.	The Executive Board is authorized to permit full or partial video or audio transmission of the General Meeting of Shareholders.

Section 21

Resolutions of the General Meeting of Shareholders

1.	The resolutions of the General Meeting of Shareholders shall be adopted with the majorities provided by law.

2.	If a vote is tied, the motion shall be deemed rejected, except in the case of election ballots.

3.	If no candidate receives a simple majority of votes during the first ballot in an election, a second, deciding ballot shall be conducted between the candidates who received the largest number of votes. If the second ballot is tied, the election shall be determined by drawing lots.

Section 22

Record of the General Meeting of Shareholders

1.	The proceedings at the General Meeting of Shareholders shall be recorded by notarial deed, and the record shall be signed by the notary public.

2.	The record shall have full probative value for the shareholders, both with regard to their relationship inter se and in their relationship to their representatives.

3.	The proxy documents need not be attached to the record.

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IV. Annual Financial Statements and Appropriation of Retained Earnings

Section 23

Fiscal Year, Annual Report, Annual Financial Statements and Consolidated Annual Financial Statements, Formal Approval of the Acts of the Executive and Supervisory Boards, Distribution of Retained Earnings

1.	The fiscal year shall be the calendar year.

2.	In the first three months of each fiscal year, the Executive Board shall prepare the annual financial statements, the consolidated annual financial statements, the review of operations, and the review of group operations for the previous fiscal year and submit them to the Supervisory Board and to the auditor. At that time the Executive Board shall submit to the Supervisory Board the proposal it wishes to make to the Annual General Meeting of Shareholders concerning the appropriation of retained earnings. These provisions do not affect the provisions in the German Commercial Code, sections 298 (3) and 315 (3).

3.	The annual financial statements, the consolidated annual financial statements, the review of operations, the review of group operations, the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), and the Executive Board’s proposal for the appropriation of the retained earnings shall be available for the shareholders’ inspection at the offices of the Company from the time when the Annual General Meeting of Shareholders is called. The obligations under the foregoing sentence shall not apply if the specified documents are made available on the Company’s website for the same period of time.

4.	Each year, after receiving the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), the Annual General Meeting of Shareholders shall resolve within the first eight months of the fiscal year on the formal approval of the acts of the Executive and Supervisory Boards, the appropriation of the retained earnings, the appointment of the auditor, and in the cases provided for by law, the adoption of the annual financial statements, and approval of the consolidated annual financial statements.

5.	When approving the annual financial statements, the Executive and Supervisory Boards shall be authorized to transfer to revenue reserves either all or part of the annual net income remaining after deduction of amounts to be transferred to the legal reserves and of any accumulated losses carried forward. The Executive and Supervisory Boards may not transfer more than one half of the annual net income if, after such transfer, the other revenue reserves would exceed one half of the capital stock.

6.	Instead of distributing a cash dividend, the Annual General Meeting of Shareholders can resolve to appropriate retained earnings by way of distribution in kind.

Section 24

Costs of Incorporation and Conversion

The Company shall bear all costs connected with its incorporation and conversion, estimated to be DM250,000.

Articles of SAP AG

- End of Articles of Incorporation -

Articles of SAP AG

5 UR 1903/2012

Certificate

(German Stock Corporation Act, Section 181 (1))

I certify that the amended provisions in this complete text of the Articles of Incorporation reflect the amendments made by circular correspondence resolution of the Supervisory Board of the Company on November 20, 2012, acting within powers granted by resolution of the Annual General Meeting of Shareholders in 2010 minuted by my predecessor and that the unamended provisions accord with the previous complete text most recently entered in the commercial register.

Heidelberg, December 6, 2012

Notaries’ Office No. 5 Heidelberg

Dr. Ulrich Hoffmann-Remy, Notary Public